Ehibit 21.1

Registration Statement Form S-1 – Bowman Consulting Group Ltd.

Exhibit 21.1 Subsidiaries of the Registrant

Bowman International, Inc.

Bowman North Carolina Ltd

Bowman Environmental L.C.

Bowman Realty Consultants LLC

Bowman Development Advisors L.C.

Bowman Colorado Group LLC

Bowman Consulting Michigan LLC

Bowman Consulting Mexico Sociedad de Responsabilidad Limitada de Capital Variable

Vantage Resources LLC